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Exhibit 99.1

                                           Contact:
                                           Michael E. Luttrell
                                           Vice President-Finance
                                           and CFO
                                           (713) 658-9444

December 22, 2000


           SOUTHERN MINERAL CORPORATION TO BE ACQUIRED BY PETROCORP
             INCORPORATED  IN STOCK-FOR-STOCK AND CASH TRANSACTION


Houston, Texas - December 22, 2000 Southern Mineral Corporation (OTC Bulletin
Board: SMOP.OB) and PetroCorp Incorporated (AMEX:PEX) today announced they have executed a definitive agreement regarding Southern Mineral's merger into PetroCorp. In the merger, shareholders of Southern Mineral will, at their election, receive for each share of Southern Mineral stock $4.71 per share in cash, PetroCorp common stock or a combination of cash and stock, subject to certain adjustments. For both companies, the merger provides strategic and economic benefits. The operations of the two companies are very complementary, with PetroCorp primarily operating in the Gulf Coast and Mid-continent areas of the United States and Southern Mineral primarily operating in the Gulf Coast of the United States. PetroCorp and Southern Mineral both have significant oil and gas interests in the province of Alberta, Canada. Additionally, the combined company will benefit by having a substantially greater critical mass and the cost savings resulting from the consolidation of operations.

Steven H. Mikel, President and CEO of Southern Mineral, said of the merger: "Our patience and focus have been rewarded. PetroCorp and Southern Mineral make a perfect fit for each other. PetroCorp's business platform provides the ready-made operating resources and experience, inventory of properties, and strategic plan for Southern Mineral, which recently restructured its operations. In turn, Southern Mineral provides PetroCorp with additional high-quality properties and related cash flow."

Gary R. Christopher, President and CEO of PetroCorp stated: "This transaction is a combination of two "small cap" exploration and production companies each with excellent asset bases in similar areas of operation. This combination is a first step in PetroCorp's goal of growing its asset and shareholder base, while still maintaining a low cost of general and administrative expense through PetroCorp's management agreement with Kaiser-Francis Oil Company. The new PetroCorp will be larger, have stronger cash flow, greater shareholder liquidity and be poised to be even more aggressive in seeking additional merger, acquisition and/or exploration partners."

In connection with the merger, PetroCorp will not be obligated to issue more than four million or less than three million shares of common stock. The merger is subject to customary conditions to closing, including obtaining shareholder and regulatory approvals and, consents having shareholders elect to receive at least three million shares of PetroCorp stock, which is expected to result in a tax free reorganization. The transaction is anticipated to close by April 30, 2001.
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Frederic Dorwart, LLP served as legal advisor to PetroCorp. Petrie Parkman and
Co. acted as financial advisor to Southern Mineral and provided a fairness opinion to Southern Mineral and Akin, Gump, Strauss, Hauer and Feld, LLP provided legal counsel to Southern Mineral.

Southern Mineral Corporation is an independent oil and gas company engaged in the acquisition, exploitation, exploration and operation of oil and gas properties, primarily along the Gulf Coast of the United States, in Canada and in Ecuador.

PetroCorp Incorporated is an independent energy company engaged in the acquisition, exploration and development of oil and gas properties, and in the production of oil, natural gas liquids and natural gas in North America.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

Except for historical and present factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of PetroCorp's and Southern Mineral's reports filed with the SEC. PetroCorp and Southern Mineral disclaim any responsibility to update these forward-looking statements.

                            ADDITIONAL INFORMATION

Southern Mineral Corporation and PetroCorp Incorporated will file a proxy statement/prospectus and other relevant documents concerning the proposed merger transaction with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by
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Southern Mineral free of charge by requesting them in writing from Southern
Mineral Corporation Attn: Investor Relations, 1201 Louisiana Street, Suite 3350, Houston, TX 77002. You may obtain documents filed with the SEC by PetroCorp free of charge by requesting them in writing from PetroCorp Incorporated, Attn:
Investor Relations, P.O. Box 21298, Tulsa, Oklahoma 74121-1298, or by telephone,
(918) 491-4500.

Southern Mineral Corporation and PetroCorp Incorporated and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the shareholders of Southern Mineral Corporation and PetroCorp Incorporated in connection with the merger. Information about the directors and executive officers of PetroCorp and their ownership of PetroCorp stock is set forth in the proxy statement for PetroCorp's 2000 Annual Meeting of shareholders. Information about the directors and executive officers of Southern Mineral and their ownership of Southern Mineral stock is set forth in the Southern Mineral Annual Report for the fiscal year ended December 31, 1999. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

Note to Editors: Today's news release, along with other news about Southern Mineral Corporation and PetroCorp Incorporated, is available on the Internet at www.petrocorp.com.
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